Exhibit 10.1

February 28, 2024

Hitesh Lath
Via Email: Hitesh.Lath@c3.ai
Re: Promotion

Dear Hitesh:

I am pleased to inform you that you have been promoted to Senior Vice President and Chief Financial Officer of C3.ai, Inc. (“C3 AI”). Effective March 1, 2024, your annualized base salary will be $375,000, less payroll withholdings and deductions, paid on C3 AI’s normal payroll schedule.

You will be eligible to earn an annual discretionary performance bonus up to an annualized target of 100% of your base salary, which will be guaranteed for the first year of your employment (including your time as Chief Accounting Officer). After your first year, whether you earn or receive a bonus for any given fiscal year, and the amount of any such bonus, will be determined by C3 AI in accordance with C3 AI’s Employee Handbook. To earn any bonus, you must remain a full-time active employee through the date scheduled for payment of the bonus. The bonus, if earned, will be paid within a reasonable time after the end of the fiscal year to which it relates.

Your equity grants will remain as reflected in your initial offer letter for the position of Chief Accounting Officer, as follows: On December 16, 2023, the Board of Directors of C3 AI, awarded you 160,154 Restricted Stock Units (RSUs). These RSUs represent the right to be issued an equivalent number of shares of Class A Common Stock of C3 AI upon vesting of the RSUs (the “Grant”). The Grant is governed by the terms and conditions of the award agreement between you and C3 AI (the “RSU Agreement”) and by the C3.ai, Inc. 2020 Equity Incentive Plan. The Grant is subject to vesting during your continuous active service in accordance with the following schedule: 5% of the Grant will vest 3 months after the date on which the Board of Directors approved the Grant, and 5% of the Grant will vest quarterly thereafter until the Grant is either fully vested or your continuous service terminates, whichever occurs first.

As Chief Financial Officer, if a Change in Control (as defined below) occurs and you are terminated without Cause or not offered an equivalent position in the company or its successor, the remainder of your unvested Grant will vest 12 months following the Change of Control or upon your earlier termination.
For purposes of this offer letter, ‘Change in Control’ shall be defined in the Plan, except that, notwithstanding anything in the Plan to the contrary, the acquisition or merger of C3 AI (or other similar transaction) in which C3 AI continues as an independent company (for example, as a majority-owned (but independent) subsidiary of another entity or as the results of a sale of a controlling interest to a private equity firm), will be considered a Change in Control, unless the Board expressly determines otherwise.

For purposes of this letter, “Cause” shall mean (a) a good faith finding by the Board of Directors of C3 AI that (i) you have engaged in theft, fraud, embezzlement, dishonesty, gross negligence, misconduct or similar conduct; (b) your conviction of, or the entry of pleading of guilty or nolo contendere, or confession of guilt of, a felony or any crime or act involving moral turpitude or fraud; (c) your material breach or threatened material breach of any of the material provisions contained in this agreement, any agreement signed by you and C3 AI or any written C3 AI policy; or (d) your material failure, except to the extent due to your disability or death, to perform your duties described above for C3 AI.

Changes in your employment terms, other than those changes expressly reserved to C3 AI’s discretion in this letter, require a written modification signed by the Chief Executive Officer of C3 AI.

To accept employment under the terms described above, please sign and date this letter. We look forward to your continued contributions to C3 AI.

Sincerely,

1400 Seaport Boulevard. - Redwood City, CA 94063 - 1.650.503.2200. - www.C3.ai

/s/ Thomas M. Siebel

Thomas M. Siebel
CEO and Chairman

Accepted and Agreed

/s/ Hitesh Lath

Hitesh Lath

1400 Seaport Boulevard. - Redwood City, CA 94063 - 1.650.503.2200. - www.C3.ai